Exhibit 4.21

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (this "Agreement") is made as of the 29th day of January, 2016, by and among (i) each of the undersigned beneficial owners of the Notes (the "Holders"), (ii) Ultrapetrol (Bahamas) Limited (the "Company"), (iii) the subsidiary guarantors party hereto (the "Subsidiary Guarantors"), and (iv) the pledgors party hereto (the "Pledgors", and collectively with the Company and Subsidiary Guarantors, the "Note Parties").

RECITALS:
WHEREAS, pursuant to that certain Indenture, dated as of June 10, 2013 (as supplemented, amended, amended and restated, or otherwise modified from time to time, including by that certain first supplemental indenture, dated September 26, 2013, the "Indenture"), between the Company, the Subsidiary Guarantors, the Pledgors, and Manufacturers and Traders Trust Company, as Trustee (the "Trustee"), the Company has issued its 8 7/8% First Preferred Ship Mortgage Notes due 2021 (the "Notes");
WHEREAS, the Company failed to make the interest payment due on December 15, 2015 on the Notes (as required pursuant to the Indenture), and the failure to make such payment within thirty (30) days of such date, together with interest on such defaulted interest, constitutes an Event of Default under the Indenture (the "Payment Default"); and
WHEREAS, the Holders have agreed to refrain from exercising certain rights and remedies or instructing that the Trustee exercise certain rights and remedies under the Indenture for the term of this Agreement pursuant to the terms contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree, as follows:
Incorporation of Recitals.  The foregoing recitals are hereby incorporated in this Agreement and made a part hereof by this reference.
Definitions; Title.  All capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Indenture unless otherwise stated herein.
"BNDES" means Banco Nacional de Desenvolvimento Econômico e Social – BNDES, the Brazilian national development bank, a empresa pública federal, with offices at Avenida República do Chile no100, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil.
"BNDES Loan Agreement" means the Financing Agreement dated August 20, 2009, entered into by BNDES and UP Offshore Apoio Marítimo Ltda. (the "Obligor") providing for BNDES to make available to the Obligor a loan facility in the amount of (originally) R$36,473,952.93 (equivalent to $18,729,564 as of the date of execution thereof) for the purposes described therein.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

"Collateral Documents" means any documents or agreements securing the obligations of the Note Parties under the Indenture, the Notes or the Subsidiary Guarantees including, without limitation, the Security Agreements.
"Cross Defaults" means any event of default under Section 6.01(6) of the Indenture other than as a consequence of the termination of any Third Party Forbearance Agreement prior to March 31, 2016.

"DTC" means The Depository Trust Company.

"Effective Date" means the date when 75% of the Holders of the Outstanding Notes have executed this Agreement and delivered this Agreement to the Company.

"Escrow Account" has the meaning set forth in the Escrow Agreement.

"Escrow Agent" means U.S. Bank National Association, as escrow agent under the Escrow Agreement.

"Escrow Agreement" means the Escrow Agreement, dated as of January 29, 2016, by and among the Company and the Escrow Agent.
"Forbearance Period" means the period of time commencing at 12:01 a.m. New York City time on the Effective Date and ending on the Forbearance Termination Date.
"Forbearance Termination Date" means the earliest to occur of:
(a)	12:00 noon (New York Time) on March 31, 2016;
(b)	the failure after the date hereof of any of the Note Parties or their Subsidiaries to (i) comply with any of the terms or undertakings of this Agreement or (ii) deliver or enter into any document or agreement to be entered into or delivered in connection with this Agreement, including without limitation the covenants set forth in Clause 5 hereof;
(c)	the date of the occurrence of the termination, cancellation, revocation, repudiation, anticipatory repudiation or cessation, in whole or in part, of any Third Party Forbearance Agreement;
(d)	the date any proceeding shall be instituted by any Note Party or Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property;
(e)	the occurrence of any Default or Event of Default under the Indenture (other than the Payment Default or any Cross Defaults);
(f)	acceleration of the Notes by the Trustee or holders of Notes other than the Holders;
(g)	the date any Note Party or Significant Subsidiary consents to the entry of an order for relief against it in an involuntary case;

(h)	a court of competent jurisdiction enters an order or decree (i) under any Bankruptcy Law that is for relief against any Note Party or Significant Subsidiary in an involuntary case, (ii) appointing a receiver, trustee, custodian or other similar official for any substantial portion of its property, or (iii) granting any similar relief under any foreign laws relating to insolvency, and such order or decree remains unstayed and in effect for 30 days;
(i)	the 5th Business Day after any Note Party gives notice to the Holders of the exercise of remedies by any creditor under the Indenture, any credit facility with IFC, any credit facility with OFID or any other credit facility to which any subsidiary of the Company is a party, regardless of whether there is a Third Party Forbearance Agreement in effect with respect to such credit facility, provided that if the Company or any other Significant Subsidiary shall not have given the Holders notice within two (2) Business Day of having obtained knowledge of any such exercise of remedies, the Forbearance Termination Date shall be the date any such notice should have been given;
(j)	any representation or warranty made or deemed made by or on behalf of any Note Party or its Subsidiaries in or in connection with this Agreement or in any certificate furnished pursuant to or in connection with this Agreement, the Indenture, the Subsidiary Guarantees or the Collateral Documents shall prove to have been incorrect in any material respect (or in any respect to the extent such representation or warranty is qualified by materiality) when made or deemed made; or
(k)	the failure of the Company to deliver the Escrow Release Instructions to the Escrow Agent on such days as set forth in Sections 3(e)(ii) and (iii), respectively.
"Forbearing Notes" means the aggregate outstanding principal amount of Notes in respect of which the relevant noteholders have (i) consented in the Forbearance Solicitation or (ii) executed this Agreement (without double-counting).

"IFC" means the International Finance Corporation.

"Natixis Loan Agreement" means the Loan Agreement dated as of January 29, 2007 among (i) Stanyan Shipping Inc., as borrower, and (ii) Natixis, as lender.

"Natixis Forbearance Agreement" means the Letter Agreement, dated as of December 18, 2015, between Natixis, Stanyan Shipping Inc, and Ultrapetrol (Bahamas) Limited, pursuant to which Natixis waived compliance with certain covenants under the Natixis Loan Agreement.

"Offshore Loans" means each of the credit facilities listed on Schedule B hereto.

"OFID" means the OPEC Fund for International Development.

"River Business" means the business of owning and operating river barges and pushboats in the Hidrovia Region conducted by the Company and certain of its subsidiaries, including but not limited to owning and operating river barges, pushboats, loading and storage terminals, logistic hubs, and barge manufacturing facilities.  For the avoidance of doubt, "River Business" shall include neither the offshore supply business nor the ocean business conducted by the Company and certain of its subsidiaries nor any of the vessels or other assets used in connection with the offshore supply business or the ocean business.

"Third Party Forbearance Agreement" means (x) the Natixis Forbearance Agreement and (y)  in respect of any Indebtedness (other than the Indenture, the Natixis Loan Agreement, and the BNDES Loan Agreement) of the Company or UP Offshore Bahamas or any Affiliate or Subsidiary thereof, a forbearance agreement, with the applicable creditors (including but not limited to IFC and OFID) but , in form and substance reasonably acceptable to the Holders, that shall remain in force throughout the Forbearance Period, with provisions including, at a minimum:

(a)	forbearance, extension and/or waiver of:

(i)	any principal payments due in connection with any such Indebtedness after the Effective Date (except with respect to mandatory prepayments of principal in connection with the sale or loss of a ship or vessel financed thereunder, and then only to the extent of any funds received with respect to such sale or loss (net of expenses));

(ii)	any payments in connection with any such Indebtedness not otherwise permitted under the terms of this Agreement; and
(iii)	existing and potential breaches of any financial or other covenants in connection with any such Indebtedness through March 31, 2016.

(b)	an acknowledgment and agreement that funds used from any debt service reserve account will not be required to be replenished during the applicable forbearance period in such Third Party Forbearance Agreement.
Standstill.
(a)	During the Forbearance Period, the Holders shall not take any action to accelerate any Indebtedness under the Indenture nor take any enforcement action or exercise any remedies, or direct that the Trustee take any action to accelerate any Indebtedness under the Indenture or any enforcement action or exercise any remedies whatsoever with respect to the Payment Default or any Cross Defaults (such forbearance from any enforcement action or exercise of remedies, the "Forbearance"). In addition, the Holders will direct the Trustee not to take any action to accelerate any Indebtedness under the Indenture nor take any enforcement action or exercise any remedies. In the event the Trustee notifies the Holders that it requires an indemnity from the Holders as a condition to comply with their instructions herein, the Holders shall forthwith provide the Note Parties with a copy of such request, and the Holders shall not be required to comply with the direction in the previous sentence.
(b)	This Agreement shall not be construed to impair the ability of the Holders or the Trustee to exercise any rights or remedies under the Indenture (i) at any time after the Forbearance Period or (ii) during the Forbearance Period, for Defaults or Events of Default other than the Payment Default or Cross Defaults, and, except as provided herein, nothing shall restrict, impair or otherwise affect the exercise of the Holders' rights under this Agreement, the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents or the Trustee's rights under the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents, including, without limitation, any right of any of the Holders or the Trustee to insist upon strict compliance with this Agreement, the Indenture, the Subsidiary Guarantees or the Collateral Documents during the Forbearance Period.
(c)	With respect to the Forbearance, each Holder's agreements, as provided herein, shall immediately terminate without requirement for any notice, demand or presentment of any kind on the Forbearance Termination Date, and the Note Parties at that time shall be obligated to comply with and perform all terms, conditions and provisions of the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents without giving effect to the Forbearance, and the Holders may at any time thereafter proceed to exercise any and all of their rights and remedies, including, without limitation, their rights and remedies in connection with the Payment Default, the Cross Defaults, and any other Defaults or Events of Default under the Indenture or rights under this Agreement, to the extent continuing.

(d)	On the Effective Date, the Note Parties shall deposit, for the benefit of the Holders, a forbearance fee in the form of a cash payment in the amount of $2 million (the "Forbearance Fee") into the Escrow Account pursuant to the Escrow Agreement, which Forbearance Fee shall be fully-earned and due and payable by the Note Parties, and shall be non-refundable and not subject to set-off, defense, counterclaim or reduction for any reason whatsoever. The Forbearance Fee shall be in addition to any other fee, cost or expense payable pursuant to the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents. The Forbearance Fee shall be released from the Escrow Account upon written instructions from the Company to the Escrow Agent in accordance with the terms of the Escrow Agreement following the Consent Deadline (as defined below) (the "Escrow Release Instruction").
(e)	In order to facilitate payment of the Forbearance Fee and offer the Forbearance Fee to all holders of Notes, within two Business Days of the Effective Date, the Note Parties shall solicit consents ("Consents") of the holders of Notes to the Forbearance by submitting a letter in a form reasonably satisfactory to the Holders through the facilities of DTC to the holders of Notes (the "Forbearance Solicitation").
i.	The Note Parties shall use commercially reasonable efforts solicit and consummate Consents from holders of Notes holding a principal amount greater than 75% of the Outstanding Notes within seven Business Days of the Effective Date (the "Consent Deadline"), which Consent Deadline shall be extended by the Note Parties in accordance with applicable law and any relevant DTC procedures and upon receipt of written instructions from the Holders.
ii.	On the Business Day immediately following the Consent Deadline, in accordance with the terms of the Escrow Agreement, the Company shall instruct the Escrow Agent to release through the facilities of DTC to each holder of Forbearing Notes who consented to the Forbearance Solicitation such holders' pro rata share of the Forbearance Fee from the Escrow Account, which shall be calculated by dividing the outstanding principal amount of such holder's Forbearing Notes for which such holder consented in the Forbearance Solicitation by the total amount of Forbearing Notes.
iii.	Thirty days following the Consent Deadline, in accordance with the terms of the Escrow Agreement, the Company shall instruct the Escrow Agent to release to each holder of Forbearing Notes who did not consent to the Forbearance Solicitation or did not consent with respect to all such holders' Notes but executed this Agreement such holders pro rata share of any remaining portion of the Forbearance Fee, which shall be calculated by dividing the outstanding principal amount of such holder's Forbearing Notes for which such holder executed this Agreement but did not consent in the Forbearance Solicitation by the total amount of Forbearing Notes. For the avoidance of doubt, no Forbearance Fee shall be paid on any Forbearing Notes more than once.
(f)	This signed Forbearance shall be effective and enforceable by the Note Parties and the other Holders regardless of whether a Holder subsequently participates in the Forbearance Solicitation and regardless of whether such Holder fails to receive the Forbearance Fee on the Consent Deadline because it failed to participate in the Forbearance Solicitation.

Conditions Precedent.
The effectiveness of this Agreement and the obligations of the Holders hereunder are subject to the satisfaction, or waiver by the Holders, of the following conditions:
(a)	The occurrence of the Effective Date;
(b)	The payment of the Forbearance Fee;
(c)	The Note Parties shall have paid, in cash, all invoiced outstanding costs and expenses of the Holders, including all fees and disbursements of their legal advisor, Milbank, Tweed, Hadley & McCloy LLP in accordance with the terms set forth in that certain letter agreement, dated as of December 10, 2015, accepted and agreed to by the Company (the "Milbank Fee Letter");
(d)	The Note Parties shall have executed an engagement letter (the "Advisor Engagement Letter") with PJT Partners, L.P. (the "Advisor"), and paid all outstanding invoiced monthly fees of the Advisor, in accordance with the terms set forth in the Advisor Engagement Letter provided, however, that the Holders hereby release the Note Parties and their respective predecessors, successors-in-title, legal representatives and assignees and each of their officers, directors, employees or agents from any liability or claims arising out of or related to the appointment of the Advisor and it's role contemplated in the Advisor Engagement letter or arising out of the Advisors' role as contemplated by this Agreement or the transactions contemplated hereby; provided, further, that any such release by the Holders shall not in any way impair the rights of the Advisor to bring action against the Note Parties as set forth in the Advisor Engagement Letter;
(e)	The execution of this Agreement by each Note Party and the Holders;
(f)	No Default or Event of Default other than the Payment Default or the Cross Defaults shall have occurred and be continuing; and
(g)	All representations and warranties set forth in this Agreement are true and correct.
Covenants.
During the Forbearance Period each Note Party hereby covenants as follows:
(a)	Neither the Company nor any of its Subsidiaries shall enter into any arrangements with any creditor pursuant to which they (x) have granted or will grant any further collateral, guarantees, preferential terms or treatment (or equivalent) or (y) Incur any Indebtedness additional to that in place prior to entering into this Agreement, without the prior written consent of the Holders;
(b)	Neither the Company nor any of its Subsidiaries shall make any payments relating to principal, interest, or amortization, in each case, unless (x) required under any Third Party Forbearance Agreement executed as of the Effective Date, or (y) previously approved in writing by the Holders (such approval not to be unreasonably withheld or delayed), or (z) listed on Schedule A hereto;

(c)	The Note Parties shall promptly provide to the Holders unredacted copies of any restructuring plan (each, a "Plan") presented by the Note Parties to any other creditor of the Note Parties, and the Note Parties shall:
i.	on a continuing basis, promptly upon receipt or issuance thereof, provide or procure the provision to the Holders of copies of any revisions to any such Plan or any succeeding plan or proposals presented by the Note Parties to any such other creditors;
ii.	provide details as to any proposed participation of the Southern Cross Entities in such Plan or in any such succeeding plan or proposals presented by the Note Holders to any such other creditors; and
iii.	provide status reports to the Holders on a bi-weekly basis and make their executive management and advisors available for in-person or telephonic meetings with the Holders;
(d)	The Note Parties shall pay, in cash, all invoiced costs and expenses of the Holders, including all fees and disbursements of their legal advisor, Milbank, Tweed, Hadley & McCloy LLP, and the Advisor, in accordance with the terms set forth in the Milbank Fee Letter or the Advisor Engagement Letter, as applicable;
(e)	The Note Parties and their advisors shall cooperate with the Holders and promptly prepare all such reports and respond to all diligence requests as reasonably requested by the Holders and in form and substance reasonably acceptable to the Holders;
(f)	The Note Parties shall promptly (upon the request of any of the Holders) execute, acknowledge and deliver all documents necessary to perfect, or maintain the perfection of, any of the Liens granted to the Trustee under the Indenture or the Collateral Documents;
(g)	The Company and its Subsidiaries shall continue to operate in the ordinary course of business consistent with past practice;
(h)	Within two weeks of the Effective Date, the Note Parties shall appoint a special committee comprised of the Company's independent director and two (2) newly appointed independent directors in consultation with and reasonably acceptable to the parties hereto and to each of IFC, OFID and the lenders under the Offshore Loans (the "Special Committee");
(i)	The Special Committee shall, among other things, explore and make recommendations to the Board of Directors of the Company in connection with any restructuring of the Company including but not limited to considering (i) a process to market and sell the River Business, which process shall be reasonably acceptable to the Advisor and to the advisors appointed by IFC, OFID and the lenders under the Offshore Loans, provided, however, that any such process shall be consistent with the duties of the Board of Directors to the Company (the "Sale Process"), (ii) the negotiation, formulation, and implementation of a standalone restructuring (the "Standalone Restructuring"), and (iii) any other options that may be commercially feasible and in the best interests of the Company (the "Other Option");
(j)	All recommendations to the Board of Directors with respect to whether to pursue a proposed sale transaction described above shall be made by the Special Committee;

(k)	Any transaction for a sale of the Company or its assets, a Standalone Restructuring, or Other Option (each, a "Transaction") shall require approval by the affirmative vote of a majority of the members of the Board of Directors other than a director who has a personal interest in the Transaction, or who otherwise has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director with respect to such Transaction. For the avoidance of doubt, a member of the Board of Directors shall not be deemed to have a personal interest in any Transaction solely because such member is a shareholder of the Company or has a relationship with any person or entity who is a shareholder;
(l)	Within two days of the appointment of the members of the Special Committee, Miller Buckfire, on behalf of the Note Parties, shall launch the Sale Process, in accordance with each of the following milestones (the "Sale Milestones"):
i.	Week 1: The Note Parties shall collaborate with the Advisor, and any advisors to each of IFC, OFID and the lenders under the Offshore Loans, to create a list of potential purchasers for the River Business;
ii.	Weeks 1–2: The Note Parties shall use commercially reasonable efforts to negotiate and execute confidentiality agreements with all potential purchasers;
iii.	Weeks 2–4: The Note Parties shall cooperate with potential purchasers and promptly respond to all reasonable diligence requests submitted by such purchasers;
iv.	End of Week 4: Deadline for potential purchasers to submit initial indications of interest acceptable to the Special Committee; (each an "Acceptable Indication of Interest").
v.	Weeks 5–8: The Note Parties shall cooperate with potential purchasers and promptly respond to all reasonable additional diligence requests submitted by such purchasers, including management meetings and site visits;
vi.	End of Week 8: Deadline for potential purchasers to submit final bids for the sale of the River Business, which are acceptable to the Special Committee; (each an "Acceptable Final Bid"); and
vii.	Weeks 8–12: The Special Committee shall select the winning bidder and if such winning bidder is recommended to the Board of Directors by the Special Committee and approved by the Board of Directors, the Note Parties shall negotiate and execute the asset purchase agreement and all other necessary documents related thereto. Notwithstanding the forgoing nothing contained herein shall be deemed to be a consent by the Holders to any sale of Collateral.
(m)	Promptly following the Effective Date and the appointment of the members of the Special Committee, the Note Parties and the Special Committee shall also begin developing the Standalone Restructuring;

(n)	The Special Committee shall make a recommendation on a Standalone Restructuring to the Board of Directors and, upon approval of the Board of Directors, the Note Parties shall negotiate a definitive term sheet with the Holders, IFC, OFID and the lenders under the Offshore Loans, setting forth the terms of the Standalone Restructuring (the "Restructuring Term Sheet"), which Restructuring Term Sheet shall be executed within six weeks of the Effective Date. Definitive documentation in accordance with the Restructuring Term Sheet shall be finalized within sixty days following execution of the Restructuring Term Sheet; and
(o)	Within two Business Days of the Effective Date, the Note Parties shall prepare and file a form 6-K with the U.S. Securities and Exchange Commission that attaches as an exhibit a copy of this Agreement in accordance with the requirements set forth by such form; provided, that, nothing contained in the form 6-K shall disclose the identity, or the individual holdings, of the Holders and such holdings shall be kept confidential by the Note Parties at all times. If the Note Parties fail to make any such filing within two Business Days of the Effective Date, the Holders shall be entitled to make public such information that would be set forth in such filing.
Representations and Warranties of the Note Parties.
Each Note Party hereby represents and warrants as follows:
(a)	The execution and delivery by each Note Party of this Agreement and the performance by each such party of all of its agreements and obligations under the Indenture, the Subsidiary Guarantees and the Collateral Documents are within such party's corporate authority and have been duly authorized by all necessary corporate action on the part of such party, and no consent of any third party is required in connection with the transactions contemplated by this Agreement;
(b)	Neither the execution, delivery or performance by any Note Party of this Agreement, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of applicable law, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of any Note Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Note Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent constitutional, organizational and/or formation documents), as applicable, of any Note Party or any of its Subsidiaries;
(c)	This Agreement constitutes the legal, valid and binding obligations of each Note Party and is enforceable against such party in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought;
(d)	There is no proceeding for the dissolution or liquidation of any such party or its Subsidiaries;

(e)	The representations and warranties contained in the Indenture, the Subsidiary Guarantees and the Collateral Documents are true and correct as though made on and as of the date hereof, except for (A) representations or warranties which expressly relate to an earlier date in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date or (B) representations or warranties which are no longer true as a result of a transaction expressly permitted by the Indenture or as contemplated by this Agreement;
(f)	To the best of their knowledge there is no material misstatement of fact in any information provided by any of the Note Parties or their Subsidiaries to the Advisor or Milbank, Tweed Hadley & McCloy LLP since September 30, 2015, and such information did not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(g)	It has not, and none of its Subsidiaries, have, entered into nor agreed to enter into any arrangements with any creditor pursuant to which they have or will (x) incur Indebtedness or (y) grant any collateral, guarantees, preferential terms or treatment (or equivalent) additional to that in place prior to entering into this Agreement;
(h)	The Payment Default and the Cross Defaults constitute an Event of Default that has occurred or is expected to occur and, except for the Payment Default and the Cross Default, no other Event of Default has occurred and is continuing as of the date hereof, or, to the best of its knowledge, are expected to occur prior to the end of the Forbearance Period;
(i)	The aggregate outstanding principal amount of the Notes as of January 28, 2016 is equal to $225,000,000 (the "Outstanding Notes"), which amount does not include interest, fees, expenses, other amounts or obligations that are chargeable or otherwise reimbursable under the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents and no Note Party has any defense or right of set-off, counterclaim, cross-complaint, demand of any kind or nature whatsoever with respect to, or challenge to priority or ranking of, the Notes or any of the other obligations arising under or in connection with the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents;
(j)	All of the assets pledged, assigned, charged, conveyed, mortgaged, hypothecated or transferred to the Trustee pursuant to the Collateral Documents are (and shall continue to be), in accordance with and subject to the terms and conditions of the Indenture and the Collateral Documents, subject to first priority perfected, valid, and enforceable Liens of the Trustee, as collateral security for all of the obligations under the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents; and
(k)	Neither each of it, nor any of its Subsidiaries, have, entered into Third Party Forbearance Agreements other than those Third Party Forbearance Agreements provided to the Holders on or before the date hereof each of which Third Party Forbearance Agreement remains true, complete and correct as of the date hereof.

Holder Consent.  Wherever in this Agreement approval or consent of the Holders is required, such approval or consent shall be deemed provided upon the consent or approval of Holders holding at least a majority of the aggregate principal amount of the Notes outstanding.
Reservation of Rights. It is acknowledged and agreed among the Note Parties and the  Holders that the Holders expressly reserve all other rights and remedies to which they are entitled under the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents in relation to the matters described above in this Agreement or any future breach and/or non-compliance with, or event of default under, the terms of this Agreement, the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents.
Subsidiary Guarantors' and Pledgors' Confirmation. Each Subsidiary Guarantor and each Pledgor, by its signature of this Agreement, confirms its consent to the waivers and amendments to the Indenture set out herein and confirms that the guarantee remains in full force and effect.
Cooperation.  Each Note Party will, and will cause its Subsidiaries to, negotiate in good faith with the Holders in order to agree and consummate a restructuring of the Company and its Subsidiaries in a manner and on terms mutually acceptable to the Note Parties and the Holders.  Each Note Party will, and will cause its Subsidiaries to, make its respective officers, management personnel, financial and restructuring advisors available for meetings with the Holders and any of their respective agents and advisors, as may be reasonably requested by the Holders.
Acknowledgements.
(a)	Each Note Party hereby expressly acknowledges the terms of this Agreement and reaffirms, as of the date hereof after giving effect to this Agreement, the covenants and agreements contained in the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Agreement and the transactions contemplated hereby. All obligations of each Note Party under this Agreement of any nature whatsoever, whether now existing or hereafter arising, are hereby deemed to be obligations under the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents.

(b)	Overdue amounts, including any amounts which become due and owing before or during the Forbearance Period, including arising under or in connection with this Agreement, the Indenture, the Notes, the Subsidiary Guarantees or any Collateral Document shall accrue interest at the default rate provided in the Indenture or the Notes. Each Note Party agrees and acknowledges that such interest will accrue at the default rate notwithstanding anything to the contrary set forth in the Indenture or the Notes.
(c)	The Holders' entry into, and covenants to perform in accordance with, this Agreement hereby constitute "new value" and "reasonably equivalent value," as those terms are used in sections 547 and 548 of Title 11 of the United States Code (the "Bankruptcy Code"), received by each Note Party as of the closing of this Agreement in contemporaneous exchange for such Note Party's entry into, and covenants to perform in accordance with, this Agreement.

Release. Each Note Party on behalf of itself and its Subsidiaries and Affiliates and their respective predecessors, successors-in-title, legal representatives and assignees and each of their employees agents, representatives, officers, directors, shareholders, principals, members, partners, and trustees (each, a "Releasing Party" and collectively, the "Releasing Parties"), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, each Holder, and each Holder's respective predecessors, successors-in-title, subsidiaries, affiliates, managed accounts or funds, legal representatives and assignees, past, present and future officers, directors, shareholders, principals, members, partners, advisory board members, trustees, agents, subcontractors, employees, consultants, accountants, investment bankers, experts, representatives, management companies, fund advisors, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter, the "Holder Parties"), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys' fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under sections 541-550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Holders, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Indenture, the Notes or the Collateral Documents and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.
Representations and Undertakings of Holders.  Each Holder hereby agrees that, during the Forbearance Period, it shall not sell, pledge, hypothecate or otherwise transfer any Notes, except to (i) a purchaser or other entity who agrees in writing with the transferor (with a copy to and for the benefit of the Company) prior to such transfer to be bound by all of the terms of this Agreement with respect to the relevant Notes being transferred to such purchaser, (ii) a Holder who is already a signatory hereto or (iii) an entity that is acting in its capacity as a Qualified Marketmaker (defined below); provided that (1) such Qualified Marketmaker must transfer any right, title or interest within five (5) Business Days following its receipt thereof, (2) any subsequent transfer by such Qualified Marketmaker of the right, title or interest in such Notes is to a transferee that is or becomes a signatory hereto at the time of such transfer and (3) such Holder shall be solely responsible for the Qualified Marketmaker's failure to comply with the requirements of this Section 13; provided, further that to the extent that a Holder is acting in its capacity as a Qualified Marketmaker, it may transfer any right, title or interest in Notes that the Qualified Marketmaker acquires from a holder of the Notes who is not a signatory hereto without the requirement that the transferee be or become a signatory hereto; and provided, further, that any investment adviser or manager signing this Agreement on behalf of a Holder or Holders shall have no obligations of any kind under this Agreement with respect to any Notes held by such Holder(s) following such investment adviser's or manager's termination by such Holder(s).

For purposes of this Agreement, a "Qualified Marketmaker" means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Note Parties (including debt securities or other debt) or enter with customers into long and short positions in claims against the Note Parties (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Note Parties, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
This Agreement shall in no way be construed to preclude any Holder from acquiring additional Notes to the extent permitted by applicable law.  However, such Holder shall, automatically and without further action, remain subject to this Agreement with respect to any Notes so acquired.
Counterparts.  This Agreement may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.  This Agreement may be executed and delivered by facsimile signature or electronic transmission for execution on the part of one or more parties hereto.
Miscellaneous.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns.  The Holders' obligations hereunder shall be several and not joint.
No Amendments or Waivers.  Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to modify or amend the Indenture or any other agreement.  Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to constitute a waiver of, or otherwise prejudice or limit in any respect, any rights or remedies of the Holders or the Trustee under the Indenture or any other agreement that they have or may have arising as the result of any Event of Default (including the Payment Default or Cross Defaults) that has occurred or that may occur under the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or applicable law.  Each Holder's actions in entering into this Agreement are without prejudice to the rights of the Holders and the Trustee to pursue any and all remedies under the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents pursuant to applicable law or in equity available to it in its sole discretion upon the termination of the Forbearance Period.
Paragraph Headings.  Paragraph headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.
Power and Authority.  Each party represents and warrants to the other parties hereto that it is fully empowered and authorized to execute and deliver this Agreement.
Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement and all disputes relating to the performance or interpretation of any term of this Agreement, shall be construed under and governed by the internal laws of the State of New York (without regard to conflict of laws principles). Each of the parties hereto hereby consents and agrees that the jurisdiction provisions of the Indenture shall govern any action, claim or other proceeding in respect of this Agreement or any matters arising out of or related thereto.  Each of the parties hereto hereby waives its respective rights to a jury trial with respect to any action, claim or other proceeding arising out of any dispute in connection with this Agreement, any rights or obligations hereunder, or the performance of such rights and obligations.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 28th day of January, 2016.

Western Asset Management Company, as investment manager and agent on behalf of certain of its clients
/s/ Adam Wright Name: Adam Wright Title: Manger, U.S. Legal Affairs Address: 385 E. Colorado Boulevard Pasadena, CA 91101 Tel: (626) 844-5181 Email: awright@westernasset.com

J.P. Morgan Chase Bank, N.A., as Trustee
/s/ William J. Morgan Name: William J. Morgan Title: Managing Director
J.P. Morgan Investment Management Inc., as Investment Manager
/s/ William J. Morgan Name: William J. Morgan Title: Managing Director

Fidelity Summer Street Trust: Fidelity Series High Income Fund
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory
Fidelity Summer Street Trust: Fidelity High Income Fund
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory
Fidelity Funds SICAV / Fidelity Funds – US High Yield
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory
Master Trust Bank Of Japan Ltd. Re: Fidelity Management and Research Company as investment manager
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory
Fidelity American High Yield Fund
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory
Fidelity Advisor Series I: Fidelity Advisor High Income Fund
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory

Fidelity Central Investment Portfolios LLC: Fidelity High Income Central Fund 2
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory
Fidelity Puritan Fund: Fidelity Puritan Trust
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory
Fidelity Canadian Balanced Fund
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory

Fidelity Strategic Income Mother Fund By: Fidelity Management & Research Company as Investment Manager
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory
Japan Trustee Services Bank, Ltd. Re: Fidelity High Yield Bond Open Mother Fund, By: Fidelity Management & Research Company as Investment Adviser
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory
Fidelity Institutional U.S. High Yield Fund - Series 1, By: FIAM LLC as Subadviser
/s/ Richard Illegible Name: Richard Illegible Title: Director
Fidelity Summer Street Trust: Fidelity Global High Income Fund
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory
Fidelity Canadian Asset Allocation Fund
/s/ Stephanie J. Dorsey Name: Stephanie Dorsey Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 28th day of January, 2016.

/s/ Ira Sochet Ira Sochet Revocable Trust Ira Sochet, Trustee 121 14th Street Belleair Beach, FL 33786

Lord, Abbet & Co. LLC as Investment Advisor to Multiple Accounts Holding Ultrapetrol 8.875% Notes
/s/ Lawrence H. Kaplan Name: Lawrence H. Kaplan Title: Member & General Counsel

MFS INTERMEDIATE HIGH INCOME FUND* (CIH)
By: /s/ David Cole Name: David Cole Title: Its authorized representative and not individually
* A copy of the Declaration of Trust of the undersigned (the “Trust”) is on file with the Secretary of State of The Commonwealth of Massachusetts. You acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, you further acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another series.

By MFS International (U.K.) Limited, solely in its capacity as agent and authorized signatory on behalf of the assets managed for Kapitalforeningen Laerernes Pension Invest division MFS EMD (DTE)
By: /s/ David Cole Name: David Cole Title: As authorized representative and not individually

MFS MERIDIAN FUNDS-EMERGING MARKETS DEBT FUND (EDF) By Its Investment Manager MASSACHUSETTS FINANCIAL SERVICES COMPANY
By: /s/ David Cole Name: David Cole Title: As authorized representative and not individually

MFS SERIES TRUST X ON BEHALF OF ITS SERIES, MFS EMERGING MARKETS DEBT FUND* (EMD)
By: /s/ David Cole Name: David Cole Title: As authorized representative and not individually
* A copy of the Declaration of Trust of the undersigned (the “Trust”) is on file with the Secretary of State of The Commonwealth of Massachusetts. You acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, you further acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another series.

By MFS International (U.K.) Limited, solely in its capacity as agent and authorized signatory, on behalf of the assets managed for Stichting Dedrijfstakpensioenfonds Voor Het Beroepsvervoer Over de Weg (GFE)

By: /s/ David Cole Name: David Cole Title: As authorized representative and not individually
MFS Heritage Trust Company as trustee for the MFS Emerging Markets Debt Fund of MFS Heritage Trust Company Collective Investment Trust (HTE)
By: /s/ David Cole Name: David Cole Title: As authorized representative and not individually

MFS SERIES TRUST III ON BEHALF OF ONE OF ITS SERIES, MFS GLOBAL HIGH YIELD FUND* (HYO)
By: /s/ David Cole Name: David Cole Title: As authorized representative and not individually
* A copy of the Declaration of Trust of the undersigned (the “Trust”) is on file with the Secretary of State of The Commonwealth of Massachusetts. You acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, you further acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another series.

MFS SERIES TRUST III ON BEHALF OF ONE OF ITS SERIES, MFS HIGH YIELD POLLED PORTFOLIO* (HYP)
By: /s/ David Cole Name: David Cole Title: Its authorized representative and not individually
* A copy of the Declaration of Trust of the undersigned (the “Trust”) is on file with the Secretary of State of The Commonwealth of Massachusetts. You acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, you further acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another series.

MFS VARIABLE INSURANCE TRUST II ON BEHALF OF ONE OF ITS SERIES, MFS HIGH YIELD PORTFOLIO* (HYS)
By: /s/ David Cole Name: David Cole Title: Its authorized representative and not individually
* A copy of the Declaration of Trust of the undersigned (the “Trust”) is on file with the Secretary of State of The Commonwealth of Massachusetts. You acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, you further acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another series.

MFS MERIDIAN FUNDS—GLOBAL HIGH YIELD FUND* (IGF) By its investment manager, MASSACHUSETTS FINANCIAL SERVICES COMPANY
By: /s/ David Cole Name: David Cole Title: As authorized representative and not individually
MFS EMERGING MARKETS DEBT LLC* (LLE) By its investment manager, MASSACHUSETTS FINANCIAL SERVICES COMPANY
By: /s/ David Cole Name: David Cole Title: Its authorized representative and not individually

MFS SERIES TRUST III ON BEHALF OF ONE OF ITS SERIES, MFS HIGH INCOME FUND* (MFH)
By: /s/ David Cole Name: David Cole Title: Its authorized representative and not individually
* A copy of the Declaration of Trust of the undersigned (the “Trust”) is on file with the Secretary of State of The Commonwealth of Massachusetts. You acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, you further acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another series.

MFS SPECIAL VALUE TRUST* (MFV)
By: /s/ David Cole Name: David Cole Title: Its authorized representative and not individually
* A copy of the Declaration of Trust of the undersigned (the “Trust”) is on file with the Secretary of State of The Commonwealth of Massachusetts. You acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, you further acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another series.

MFS MULTIMARKET INCOME TRUST* (MMT)
By: /s/ David Cole Name: David Cole Title: As authorized representative and not individually
* A copy of the Declaration of Trust of the undersigned (the “Trust”) is on file with the Secretary of State of The Commonwealth of Massachusetts. You acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, you further acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another series.

By MFS Institutional Advisors, Inc., solely in its capacity as agent and authorized signatory, on behalf of the assets managed for WestRock Company master Retirement Trust (MVE)
By: /s/ David Cole Name: David Cole Title: As authorized representative and not individually

[Remainder of this page is intentionally left blank.]

SCHEDULE A

List of Scheduled Permitted Payments under
Natixis Credit Facility and BNDES Loan Agreement

Payment Date	Facility	Type	Amount
10-Jan-16	BNDES	Interest	$50,969
		Amortization	$92,500
			$143,469
10-Feb-16	BNDES	Interest	$50,850
		Amortization	$92,500
			$143,350
20-Feb-16	Natixis	Interest	$12,894
		Amortization	$227,000
			$239,894
10-Mar-16	BNDES	Interest	$47,346
		Amortization	$92,500
			$139,846

		Total:	$666,558

SCHEDULE B

Offshore Loans

1.	Loan Agreement, dated as of January 17, 2006, as amended by the First Amendatory Agreement, dated as of March 6, 2006, the Second Amendatory Agreement, dated as of December 29, 2006 and the Third Amendatory Agreement ,dated as of January 2007, by and among (i) UP Offshore Apoio Marítimo Ltda., as Borrower, (ii) Packet Maritime Inc., and Padow Shipping Inc., as joint and several Guarantors, (iii) UP Offshore (Bahamas) Ltd, as Holding Company, (iv) the Banks and Financial Institutions named therein, as Lenders, and (v) DVB Bank AG, as Swap Bank, Arranger, Underwriter, Facility Agent, Security Agent and Documentation Agent;

2.	Loan Agreement, dated as of December 28, 2006, as amended by the First Amendatory Agreement, dated as of November 1, 2007, Second Amendatory Agreement, dated as of September 14, 2009, the Third Amendatory Agreement, dated as of August 1, 2012 and the Fourth Amendatory Agreement, dated as of March 31, 2015 by and among (i) UP Offshore (Bahamas) Ltd, as Borrower, (ii) the Banks and Financial Institutions named therein, as Lenders, and (iii) DVB Bank AG, as Swap Bank, Arranger, Underwriter, Facility Agent, Security Agent and Documentation Agent;

3.	Loan Agreement, dated as of October 31, 2007 by and among (i) UP Offshore (Bahamas) Ltd, as Borrower, (ii) the Banks and Financial Institutions named therein, as Lenders, and (iii) DVB Bank AG, as Swap Bank, Arranger, Underwriter, Facility Agent, Security Agent and Documentation Agent;

4.	First Demand Guarantee Facility Agreement, dated as of June 26, 2013 by and among (i) UP Offshore Apoio Marítimo Ltda., as Obligor, (ii) DVB Bank SE, as Issuing Bank, and (iii) DVB Bank SE, as Agent and as Security Agent;

5.	Loan Agreement, dated as of December 9, 2010 by and among (i) UP Offshore (Bahamas) Ltd, as Borrower, (ii) Ultrapetrol (Bahamas) Ltd, Glasgow Shipping Inc., Zubia Shipping Inc. and Corporacion de Navegacion Mundial S.A., as joint and several Guarantors, (iii) the Banks and Financial Institutions listed on Schedule I thereto, as Lenders, (v) the Banks and Financial Institutions listed on Schedule 2 thereto, as Swap Banks, and (vi) DVB Bank America N.V., as Agent and Security Trustee;

6.	Loan Agreement, dated as of January 18, 2013 by and among (i) Ingatestone Holdings Inc., as Borrower, (ii) Ultrapetrol (Bahamas) Limited., UP Offshore (Bahamas) Ltd., Bayshore Shipping Inc., Gracebay Shipping Inc., Springwater Shipping Inc., and Woodrow Shipping Inc., as joint and several Guarantors, (iii) the Banks and Financial Institutions listed on Schedule I thereto, as Lenders, (v) the Banks and Financial Institutions listed on Schedule 2 thereto, as Swap Banks, and (vi) DVB Bank America N.V., as Agent and Security Trustee;

7.	Loan Agreement, dated as of December 20, 2013 by and among (i) Linford Trading Inc., as Borrower, (ii) Ultrapetrol (Bahamas) Limited., UP Offshore (Bahamas) Ltd., Leeward Shipping Inc., and Jura Shipping Inc., as joint and several Guarantors, (iii) the Banks and Financial Institutions listed on Schedule I thereto, as Lenders, and (iv) DVB Bank America N.V., as Arranger, Agent and Security Trustee; and

8.	Loan Agreement, dated as of May 31, 2013 by and among (i) UP Offshore (Bahamas) Ltd, as Borrower, (ii) the Banks and Financial Institutions listed on Schedule I thereto, as Lenders, and (iii) DVB Bank America N.V., as Arranger, Agent and Security Trustee.